Exhibit 10.7

SERVICE AGREEMENT

This Service Agreement (“Agreement”) is effective November 01, 2017 (“Effective Date”) and entered into by and between:

OPAY DIGITAL SERVICES LIMITED, a company incorporated under the laws of Hong Kong with address at Suite 3201, Jardine House, 1 Connaught Place, Central, Hong Kong (“Company”); and

OPERA SOFTWARE AS, a company incorporated under the laws of the Kingdom of Norway with its principal place of business at Gjerdrums vei 19, NO-0484 Oslo, Norway (“Contractor”).

Company and Contractor are individually referred to herein each as a “Party” and collectively as the “Parties.”

In consideration of their mutual promises, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1	“Affiliate” means, with respect to each Party, any entity which directly or indirectly controls, is controlled by or is under common control with, such Party; where “controls”, “controlled” or “control” means the power to direct or cause the direction of the management or policies of an entity whether through the ownership of securities, by contract or otherwise, including but not limited to ownership of or control over more than 50% (fifty percent) of the voting power in a legal entity.

1.2	“Amendment” means an additional agreement to be entered into by the Parties further clarifying Intellectual Property Rights ownership and other issues related to the Parties’ cooperation.

1.3	“Confidential Information” means non-public information that a Party or its Affiliates (“disclosing Party”) discloses to the other Party or its Affiliates (“receiving Party”) which is designated as being ‘proprietary’ or ‘confidential’ or which by its nature or the circumstances reasonably ought to be treated as confidential. Confidential Information includes the disclosing Party’s software and prototypes and information relating to the disclosing Party’s business affairs, including business methods, marketing strategies, pricing, competitor information, product development strategies, and financial results. Confidential Information does not include information which (a) is known by the receiving Party, free of any obligation to keep it confidential; (b) is at the time of disclosure, or thereafter becomes, publicly available through no wrongful act of the receiving Party; (c) is independently developed by the receiving Party, without relying on or referring to the Confidential Information of disclosing Party; or (d) is approved for release by prior written authorization of the disclosing Party.

1.4	“Contractor Products” means Contractor’s web browsing and news aggregation software applications and related services, as well as any other or additional products or services developed by Contractor, but expressly excluding the Company Products.

1.5	“Labor Costs” means the sum of all direct and indirect labor costs utilized in providing the Services, including social security and payroll taxes.

1.6	“Other Costs” means the sum of: (a) the cost of all supplies, materials, consumables, and components utilized by Contractor in rendering the Services; plus (b) an appropriate proportion of indirect overheads including, but not limited to, building and equipment depreciation, engineering overhead; quality control and assurance; administration and finance.

1.7	“Intellectual Property Rights” means any copyrights, trademarks, service marks, trade names and domain names, rights to goodwill or to sue for passing off or unfair competition, rights in confidential information (including know-how and trade secrets), patents, patent applications, other patent rights, moral rights, design rights, rights in computer software, database rights, contractual rights of non-disclosure or any other intellectual property or proprietary rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

1.8	“Corporate Services” means management, marketing and support services including: (a) accounting and financial services, such as payroll, reporting, budgeting, tax and treasury services; (b) legal services, such as contract management and negotiation, record keeping and procuring of legal advice; (c) information technology services, including the provision of IT support, procurement, hosting, and archiving; (d) human resource management, including specifying procedures and recruiting; (e) business operation services, including identification of opportunities, marketing and support.

1.9	“Company Products” means: (a) the “O-Pay” payment facilitation platform, including all websites and software applications associated therewith; (b) the “O-Kash” lending platform, including all websites and software applications associated therewith; and (c) other similar financial technology products as may be developed by or for Company now or in the future.

1.10	“Services” means the Technology Services and Corporate Services performed by Contractor under this Agreement.

1.11	“Technology Services” means the technology services provided by Contractor hereunder, including but not limited to: (a) research and development; (b) non-recurring engineering, including customization or other modifications of software or any other related products based on customer requests; (c) technical support, installation or configuration; and (d) such other services as may be requested by Company from time to time.

1.12	“Work Product” means all Intellectual Property Rights, in any stage of development that a Contractor conceives, creates, develops, or reduces to practice in connection with performance of the Technology Services, and all tangible embodiments (including models, presentations, prototypes, reports, samples, and summaries) of such Intellectual Property Rights, but in all case excluding Intellectual Property Rights in the Contractor Products.

2.	THE CONSULTANCY SERVICES

2.1	Company hereby engages Contractor to provide Services to Company on a work-for-hire basis, and Contractor hereby accepts such engagement. Contractor shall be entitled to subcontract or otherwise delegate its obligations under this Agreement to Contractor’s affiliates.

2.2	The Company shall provide Contractors with the assistance necessary in order for Contractors to provide the Services in the intended manner. Such assistance shall be provided by the Company upon the reasonable request of Contractors.

2.3	Company shall be entitled to assign or novate this Agreement and all of Company’s rights and obligations hereunder to its Affiliate OneSpot Technology Investment Limited.

3.	COMPENSATION

3.1	Subject to the terms and conditions of this Agreement, Company will pay Contractor a service fee calculated as:

(a)	Labor Costs incurred in providing the Technology Services, plus a mark-up of eight percent (8%); PLUS

(b)	(b) Labor Costs incurred in providing the Corporate Services, plus a mark-up of five percent (5%); PLUS

(c)	(c) all Other Costs incurred in providing the Services, plus a mark-up of five percent (5%)

(collectively, the “Service Fee”). The Service Fee shall be Contractor’s sole and complete compensation for all Services performed by Contractor under this Agreement.

3.2	Contract shall provide Company with a report and invoice on a quarterly or monthly basis as may be agreed by the Parties. Payments to Contractor will be due thirty (30) days following Company’s receipt of Contractor’s true and accurate invoice. Upon late payment of any remuneration under this Agreement, the Contractors shall be entitled to interest on overdue payment according to applicable legislation.

4.	INTELLECTUAL PROPERTY RIGHTS

4.1	All Intellectual Property Rights in and to the Company Products shall be and remain the sole and exclusive Property of Company. Contractor agrees that all Work Product created in the course of providing the Technology Services will be the sole and exclusive property of Company. Contractor irrevocably assigns to Company all right, title and interest worldwide in and to the Work Product and all applicable Intellectual Property Rights related to the Work Product. Contractor understands and agrees that it has no right to use the Work Product, except as necessary to perform the Services for Company.

4.2	Notwithstanding the foregoing, all Intellectual Property Rights in and to the Contractor Products shall be and remain the sole and exclusive property of Contractor. Nothing in this Agreement shall be deemed or construed as an assignment by Contractor of any of its Intellectual Property Rights in or to the Contractor Products.

4.3	Following the Initial Term (as defined below) the Parties will use commercially reasonable efforts to conclude an Amendment further clarifying their Intellectual Property Rights in their respective products.

5.	WARRANTIES

5.1	Each Party represents and warrants that it has, and will retain during the Term hereof, all right, title and authority to enter into this Agreement, and to perform all of its obligations under this Agreement.

5.2	Contractor represents and warrants that Contractor is not subject to any contract or duty that would be breached by Contractor’s entering into or performing Contractor’s obligations under this Agreement or that is otherwise inconsistent with this Agreement.

6.	TERM AND TERMINATION

6.1	This Agreement shall commence on the Effective Date and continue until March 31, 2018 (“Initial Term”). Following the Initial Term, the Parties may enter into an Amendment extending this Agreement for an additional period of time (an “Additional Term”). The Initial Term and any Additional Term shall constitute the “Term” of this Agreement.

6.2	A Party may terminate this Agreement at any time with or without cause for its convenience, effective upon sixty (60) calendar days notice to the other Party.

6.3	A Party may terminate this Agreement immediately upon written notice to the other Party if such other Party breaches the Agreement or the Statement of Work, as the case may be, and does not fully cure such breach within ten (10) calendar days after receiving written notice of the breach from the non-breaching Party.

7.	CONFIDENTIALITY

Neither Party shall disclose the other Party’s Confidential Information to any third party or use Confidential Information for any purpose other than for the proper fulfillment of this Agreement. Each Party undertakes to safeguard the Confidential Information of the other Party with the same degree of care as it would apply to its own Confidential Information and, in any case, with no less than reasonable care. Such obligations will survive the expiration of this Agreement for a period of five (5) years.

8.	MISCELLANEOUS

8.1	Contractor’s relation to Company under this Agreement is that of an independent contractor. Nothing in this Agreement is intended or should be construed to create a partnership, joint venture, or employer-employee relationship between Company and Contractor. Neither Party will take any position with respect to or on any tax return or application for benefits, or in any proceeding directly or indirectly involving this Agreement, that is inconsistent with Contractor being an independent contractor (and not an employee) of Company.

8.2	IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECIAL, OR INCIDENTAL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT. NEITHER PARTY’S TOTAL CUMULATIVE LIABILITY IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT OR TORT OR OTHERWISE, WILL EXCEED THE AGGREGATE AMOUNT OF FEES AND EXPENSES PAID BY COMPANY TO CONTRACTOR FOR SERVICES PERFORMED UNDER THIS AGREEMENT DURING THE TWLEVE MONTH PERIOD IMMEDIATELY PRECEDING THE EVENTS GIVING RISE TO THE CLAIM.

8.3	This Agreement (and any question about its subsistence, effect or termination) is to be interpreted in accordance with the laws of Norway, save for that body of law which governs the conflict of laws. The courts of Norway shall have exclusive jurisdiction to settle any dispute between the Parties whether arising in connection with this agreement or otherwise. Any suit shall be brought before the courts of Oslo, Norway. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

8.4	If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

8.5	All waivers must be in writing and signed by the Party to be charged. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

8.6	This Agreement is the final, complete, and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous communications and understandings between the Parties. No modification of or amendment to this Agreement will be effective unless in writing and signed by the Party to be charged.

In Witness Whereof, the Parties have executed this Agreement as of the Effective Date.

Company Signed: ____________________________________________________ Name: _____________________________________________________ Title: ______________________________________________________	Contractor Signed: ___________________________________________________ Name: ____________________________________________________ Title: _____________________________________________________

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